                                                                   Exhibit 10.19

                                 LOAN AGREEMENT

      THIS LOAN AGREEMENT, dated as of the 29th day of June, 1998, by and between FLEET NATIONAL BANK, a national banking association created under the laws of the United States of America, having an office located at 69 State Street, Albany, New York 12207 (the "Bank"), and ALBANY MOLECULAR RESEARCH, INC., a New York corporation with a business address at 21 Corporate Circle, Albany, New York 12203 (the "Borrower").

                               R E C I T A L S:

      WHEREAS, the Borrower has requested that the Bank make certain Loans (as defined herein) to the Borrower on and subject to the terms and for the purposes set forth herein; and

      WHEREAS, the Bank has agreed, on the terms and conditions set forth in this Loan Agreement and the other Loan Documents (as defined herein), to make the Loans to the Borrower; and

      WHEREAS, the proceeds from the Loans shall only be used by the Borrower as hereinafter provided.

      NOW, THEREFORE, in consideration of the premises and the mutual promises and convenants hereinafter set forth, the Borrower and the Bank hereby agree as follows:

                               A G R E E M E N T :

      Section 1. Definitions and Rules of Construction. As used in this Loan Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      ,"Allegra Patent" shall mean all the Borrower's interest in U.S. Patent Numbers 5,750,703 and 5,578,610.

      "Assignment of Licensing Payment" shall mean that certain agreement between the Borrower and Bank whereby the Borrower assigns all of its rights to receive all payments due the Borrower under the License Agreement Terfenadine Acid Metabolite.

      "Bank" shall mean Fleet National Bank, a national banking association created under the laws of the United States of America, and any successor and/or assignee of the Bank.

      "Bankruptcy Code" shall mean Title 11 of the United States Code entitled "Bankruptcy," as from time to time amended, and any successor statute.

      "Borrower" shall mean Albany Molecular Research, Inc., a New York corporation.

      "Business Day" shall mean a day on which commercial banks settle payments in New York or London if the payment obligation is calculated by reference to any (i) LIBOR Rate, or (ii) New York, if the payment obligation is calculated by reference to any Prime Rate.

      "Closing Date" shall mean the 29th day of June 1998.

      "Current Ratio" shall be defined as the ratio of Borrower's (i) current assets to (ii) current liabilities.

      "Event of Default" shall have the meaning assigned to that term in Section 6.

      "Fixed Cover Charge" shall mean the ratio of Borrower's (i) earnings before interest, taxes, depreciation and amortization - for the then most recently ended four (4) quarters to (ii) the amount of principal paid on long term debt, plus interest expense, unfunded capital expenditures, taxes paid, operating lease expenses, and cash dividends - for the then most recently ended four (4) quarters.

      "Fixed LIBOR Rate" shall mean a fixed rate of interest equal to the LIBOR Rate, plus fifty hundredths of one percent (.50%).

      "Fleet Bank Prime Rate" shall mean the variable per annum rate of interest so designated from time to time by Fleet National Bank as its prime rate. The Fleet Bank Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in this interest rate shall be effective on the date the change in the Fleet Bank Prime Rate occurs, without notice to Borrower.

      "Floating Rate" shall mean the Prime Rate, as such rate changes from time to time, minus two percent (-2.0%).

      "GAAP" shall mean generally accepted accounting principles consistently maintained throughout the periods involved. Except as otherwise expressly stated herein, all computations required hereunder shall be made by the application of GAAP.

      "Indebtedness" shall mean all items that in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date as of which debt is to be determined, or to which reference should be made by footnotes thereto, but also includes reimbursement obligations, guaranties, endorsements (other than endorsements for collection or deposit in the ordinary course of business), and other contingent obligations in respect of, or to purchase or otherwise acquire or advance funds on account of or otherwise service, obligations of others.

      "Interest Rate Election " shall mean an election on the part of the Borrower to choose the Fixed LIBOR Rate to be charged on a Revolver Portion or the Term Loan.


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

      "Interest Rate Election Period" shall mean the time period selected by the Borrower during which interest is to accrue, with reference to the LIBOR Rate, on a Revolver Portion or the Term Loan. An Interest Rate Election Period applicable to a Revolver Portion or Term Loan shall be for a duration, as designated by the Borrower, of either seven (7) days, or a one (1), two (2), or three (3) month period of time.

      "Leased Property" shall mean that real property located at 21 Corporate Circle, Albany, New York 12203.

      "Leverage Ratio" shall be defined as the ratio of Borrower's (i) total liabilities to (ii) tangible net worth.

      "LIBOR Rate" shall mean the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to an Interest Rate Election Period selected by the Borrower to apply to a Revolver Portion or the Term Loan, which appears on the Telerate page 3750 (or any successor page) as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of the Interest Rate Election Period; provided, however, if the rate described above does not appear on the Telerate System on the applicable interest determination date, the LIBOR Rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the Interest Rate Election Period, on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London
Time), on the day that is two (2) London Banking Days preceding the first day of the Interest Rate Election Period.

      If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to the Interest Rate Election Period, which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of the Interest Rate Election Period. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to the Interest Rate Election Period, offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two London Banking Days preceding the first day of the Interest Rate Election Period. In the event that Bank is unable to obtain any such quotation as provided above, it will be deemed that the LIBOR Rate cannot be determined, in which case the applicable Floating Rate shall apply until a LIBOR Rate can be determined.

      In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Bank then for any period during which


                                      -3-
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such Reserve Percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

      "License Agreement Terfenadine Acid Metabolite" shall mean that agreement dated as of the 15th day of March, 1995 by and between Marion Merrell Dow Inc. and the Borrower, whereby the Borrower granted to Marion Merrell Dow Inc. an exclusive, worldwide license, with the right to grant sublicenses, in the Allegra Patent.

      "Loans" shall mean the Revolver and the Term Loan.

      "Loan Agreement" shall mean this Loan Agreement dated as of the 29th day of June, 1998, by and between the Bank and the Borrower, as such agreement shall be amended, modified or supplemented from time to time.

      "Loan Documents" shall mean this Loan Agreement, the Note, the Security Agreement, and any other ancillary documentation which is required to be or is otherwise executed by the Borrower and delivered to the Bank in connection with this Loan Agreement, or at any time after the date hereof and which the Bank designates as a Loan Document.

      "Note" shall mean the promissory note of the Borrower issued hereunder and relating to the Revolver and Term Loan.

      "Person" shall mean an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

      "Revolver" shall mean the loan owing to the Bank by the Borrower and described in Section 2.1 hereof.

      "Revolver Maturity Date" shall mean the 30th day of June 2001.

      "Revolver Portion" shall mean that portion of the Revolver to which the Borrower elects to accrue interest at the Revolver Fixed LIBOR Rate.

      "Security Agreement" shall mean that certain written security agreement dated the date hereof between the Borrower and the Bank and pursuant to which the Borrower shall grant a lien on and security interest in the Collateral (as defined therein), as such agreement is amended, modified or supplemented from time to time.

      "Security Interest" shall mean any lien, charge, mortgage, pledge, assignment, or other encumbrance, retained title, or security interest, whether created or arising voluntarily, involuntarily or by operation of law.

      "Term Loan" shall mean the loan owing to the Bank by the Borrower and described in Section 2.2 hereof.

      "Term Loan Maturity Date" shall mean the 30th day of June 2006.

      Section 2. The Loans; Interest; Payments.

      Section 2.1 The Revolver.

            (a) Amount and Maturity Date. The principal amount of the Revolver is Fifteen Million and no/100 Dollars ($15,000,000.00). The Revolver shall be available to the Borrower until the Revolver Maturity Date and be repayable as set forth herein.

            (b) Note. The Borrower shall execute and deliver to the Bank on the Closing Date the Note to evidence the Borrower's indebtedness under the Revolver and the Term Loan, in the principal amount of the Revolver.

            (c) Interest. The Revolver shall bear interest on the outstanding principal amount thereof from and including the Closing Date but not including the date the Revolver is repaid at one of the following per annum interest rates as selected by the Borrower from time to time to apply to any Revolver Portion:

      (i) the Floating Rate, or

      (ii) the Fixed LIBOR Rate

      Interest on all proceeds of the Revolver shall be charged at the Floating Rate, unless and until such time as the Borrower has notified the Bank that it has selected an Interest Rate Election and Interest Rate Election Period to apply to a Revolver Portion. The Borrower may select the Fixed LIBOR Rate only for Revolver Portions equal to or in excess of One Hundred Thousand and no/100 Dollars ($100,000.00) and the Borrower is limited to a maximum of five (5) separate Revolver Portions accruing at a Fixed LIBOR Rate outstanding at any one time. The Fixed LIBOR Rate for each Revolver Portion shall remain in effect until expiration of the Interest Rate Election Period chosen by the Borrower for that Revolver Portion. At the end of any applicable Interest Rate Election Period selected by the Borrower to apply to a Revolver Portion, interest on that Revolver Portion shall accrue at the Floating Rate unless and until the Borrower again selects a new Interest Rate Election and Interest Rate Election Period to apply. In no event may an Interest Rate Election Period applicable to a Revolver Portion extend beyond the Revolver Maturity Date.

            (d) Repayment. Interest on the outstanding principal balance of the Revolver shall be paid monthly commencing on the first day of the month following the Closing Date, and on the first day of each succeeding month thereafter during the term of the Revolver.

      Section 2.2 The Term Loan.


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            (a) Amount and Maturity Date. So long as there is no Event of
Default under the Loan Documents and provided that the conditions for conversion to a term loan are met, the balance of the Revolver outstanding as of the Revolver Maturity Date, not to exceed Fifteen Million and no/100 Dollars ($15,000,000.00), will be converted to the Term Loan. The Term Loan shall mature on the Term Loan Maturity Date and be repayable as set forth herein.

            (b) Interest. The Term Loan shall bear interest on the outstanding principal amount thereof from and including July 1, 2001 but not including the date the Term Loan is repaid at one of the following per annum interest rates as selected by the Borrower from time to time to apply to the Term Loan:

      (i) the Floating Rate, or

      (ii) the Fixed LIBOR Rate.

      Interest on the outstanding balance of the Term Loan shall be charged at the Floating Rate, unless and until such time as the Borrower notifies the Bank they have selected an Interest Rate Election and Interest Rate Election Period to apply to the Term Loan. The Fixed LIBOR Rate for the Term Loan shall remain in effect until expiration of the Interest Rate Election Period chosen by the Borrower for the Term Loan. At the end of any applicable Interest Rate Election Period selected by the Borrower to apply to the Term Loan, interest on the Term Loan shall accrue at the Floating Rate unless and until the Borrower again select a new Interest Rate Election and Interest Rate Election Period to apply. In no event may an Interest Rate Election Period applicable to the Term Loan extend beyond the Term Loan Maturity Date.

            (d) Repayment. The entire principal balance of the Term Loan shall be paid in sixty (60) equal monthly installments over the term of the Term Loan, commencing on July 1, 2001 and on the first day of each succeeding month during the term of the Term Loan. Interest on the outstanding principal balance of the Term Loan shall be due and payable monthly in arrears contemporaneously with payments of principal as set forth herein. The outstanding principal amount of the Term Loan, plus any accrued interest, shall be due and payable in full on the Term Loan Maturity Date.

      Section 3.  Conditions Precedent.

      Section 3.1 Conditions Precedent to Making the Loans. The obligations of the Bank to make available to the Borrower the Loans described herein are subject to the condition that the Borrower shall have complied with or the Bank shall have received on or prior to the Closing Date the following in form and substance satisfactory to the Bank and its counsel and (unless otherwise indicated) each dated the Closing Date.

            (a) This Loan Agreement duly executed by the Borrower;

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            (b) The Note duly executed by the Borrower;

            (c) Resolutions by the board of directors of the Borrower, certified by the Secretary of the Borrower, of the Closing Date, to be duly adopted and in full force and effect, without modification or amendment, on such date, authorizing (1) the consummation of each of the transactions contemplated by the Loan Documents, and (2) specific officers to execute and deliver this Loan Agreement and the other Loan Documents;

            (d) A certificate by the Secretary of the Borrower showing the incumbency and signatures of the officer of the Borrower who will execute this Loan Agreement and the other Loan Documents;

            (e) The Security Agreement duly executed by the Borrower;

            (f) Evidence that the insurance policies required hereunder are in full force and effect, certified by the insurer thereof, together with appropriate evidence showing the Bank as an additional loss payee thereon;

            (g) The other Loan Documents duly executed as required by such documents, together with such additional information and documentation as may reasonably be requested by the Bank and its counsel in connection with this Loan Agreement, the other Loan Documents and the Loans;

            (h) A favorable opinion of counsel to the Borrower in form and substance satisfactory to the Bank and its counsel;

            (i) The Assignment of Licensing Payment duly executed by the Borrower, with a consent to the Assignment of Licensing Payment, executed by Hoechst Marion Roussel, Inc. (as successor in interest to Marion Merrell Dow, Inc.);

            (j) A copy of the executed lease agreement extension between the Borrower and Hoffmann Enterprises for the Leased Property;

            (k) A properly executed landlord lien waiver in favor of the Bank relating to the Leased Property;

            (l) A copy of the Borrower's audited December 31, 1997 financial statements;

            (m) A copy of the Borrower's internally prepared first quarter 1998 financial statements;

            (n) Proof of the existence of key man life insurance policies, covering the lives of Messrs. Thomas D'Ambra, Chester Opalka, and Harold M. Armstrong, Jr., the terms of which the Bank finds acceptable in its sole discretion; and,

            (o) A copy of the executed licensing agreement for the Allegra Patent between the Borrower and Hoechst Marion Roussel, Inc.

      Section 4. Representations and Warranties. In order to induce the Bank to enter into this Loan Agreement and to make the Loans provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Bank, all of which shall survive the execution and delivery of this Loan Agreement, the issuance of the Note and the making of the Loans.

      Section 4.1 Corporate Existence. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Borrower has the power and authority to own its properties and conduct its business as now, heretofore or proposed to be conducted, to execute, deliver and perform its obligations under this Loan Agreement, the Note and the other Loan Documents to which it is a party. The Borrower is duly qualified as a foreign corporation and will remain in good standing in all other jurisdictions, if any, where their activities make such qualifications necessary. The Borrower is duly authorized under all applicable provisions of law to conduct the business contemplated to be conducted following the closing of the Loans.

      Section 4.2 Authorization. The execution, delivery and performance by the Borrower of the Loan Agreement, and each Loan Document to which the Borrower is a party (i) have been duly authorized by all requisite corporate action of the Borrower, (ii) will not violate any provision of any law, rule or regulation, order or decree of any court or governmental authority applicable to the Borrower, (iii) will not violate any provision of the Borrower's certificate of incorporation or by-laws, (iv) will not violate the provisions of any indenture or any agreement for borrowed money, any bond, note, debenture or other similar instrument or any other material agreement to which the Borrower is a party, or by which the Borrower or any of its properties or assets are bound, (v) will not be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a material default under any such indenture, agreement, bond, note, debenture, instrument or other agreement, and (vi) will not result in the creation or imposition of any lien upon any property or assets of the Borrower, whether now owned or hereafter acquired, other than Security Interests in favor of the Bank.

      Section 4.3 Governmental Approval. No action, consent or approval of, or registration or filing with, or any other action by any governmental authority is required in connection with the execution, delivery and performance by the Borrower of this Loan Agreement or any of the other Loan Documents and to the best of the Borrower's knowledge the Borrower has complied in all material respects with all federal, state, county and municipal laws, rules, regulations and ordinances applicable to it or to its assets where failure to comply could subject a material part of its assets to forfeiture or otherwise have a material adverse effect on its ability to repay the Loans or perform its obligations under this Loan Agreement.

      Section 4.4 Valid Obligations. This Loan Agreement, the Note and the other Loan Documents to which the Borrower is a party are legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

      Section 4.5 No Material Litigation. There is no pending, or to the best knowledge of the Borrower, threatened action, suit, proceeding or claim affecting the Borrower or any of its properties before any court, governmental agency or arbitrator which may materially adversely affect the assets, properties, condition (financial or otherwise) or operations of the Borrower or which would involve this Loan Agreement or any of the transactions contemplated hereby or by the other Loan Documents.

      Section 4.6 No Defaults. The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or contract to which it is a party or by which the Borrower or any of its assets or properties are bound.

      Section 4.7 Financial Condition of Borrower. The Borrower represents and warrants that all financial statements heretofore given by the Borrower to the Bank upon which the Bank relies in making the Loans, are true, correct and complete in all material respects and truly represent the financial condition of the Borrower as of the dates of such financial statements. All such financial statements have been prepared in accordance with GAAP, consistently applied, and since the date of the latest such statement, there has been no materially adverse change in the condition, financial or otherwise, of the Borrower. The Borrower has disclosed all material obligations, liabilities or commitments, direct or contingent, which are required by GAAP to be disclosed, and all such obligations, liabilities or commitments are reflected in such financial statements.

      Section 4.8 Taxes. The Borrower has filed or caused to be filed all federal, state and local tax and similar returns which are required to be filed, and has paid or caused to be paid all taxes as shown on said returns or on any assessment received by it in writing, to the extent that such taxes have become due. The Borrower has no knowledge of any claims for taxes upon its assets or properties, now owned, or as will be hereafter acquired.

      Section 4.9 Disclosure. Neither this Loan Agreement or any other Loan Document or any other agreement, document, certificate or statement furnished to the Bank by or on behalf of the Borrower in connection with the transactions contemplated hereby or by the other Loan Documents at the time it was furnished contained any untrue statement of a material fact or omitted to state a material fact, under the circumstances under which it was made, which was necessary in order to make the statements contained herein or therein not misleading.

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      Section 4.10 Title to Properties. The Borrower has, at the Closing Date,
good and marketable title to all of its assets and none of its assets are subject to any lien, mortgage, security interest, encumbrance, or other adverse claims of any nature except as has been disclosed to the Bank in writing.

      Section 4.11 Obligations of Others, The Borrower is not an insurer, endorser, or guarantor of any Indebtedness or obligation of another, except as may be permitted in Section 5.6 herein.

      Section 4.12 Assignment of Licensing Payment,

      (a) The Borrower (i) is, except for interests which have been licensed pursuant to the License Agreement Terfenadine Acid Metabolite, the sole and absolute owner of the Allegra Patent, (ii) has, except for the Assignment of Licensing Payment, made no prior assignment(s) of any of its interests in the License Agreement Terfenadine Acid Metabolite, (iii) has neither done any acts or omitted to do any act which might prevent Bank from, or limit Bank in, acting under any of the provisions of the Assignment of Licensing Payment, (iv) through its execution and delivery of the Assignment of Licensing Payment, the performance of each and every covenant of Borrower under the Assignment of Licensing Payment and the meeting of each and every condition contained in the Assignment of Licensing Payment, neither conflicts with nor constitutes a breach or default under, any agreement, indenture, or other instrument to which Borrower is a party, or any law, ordinance, administrative regulation or court decree which is applicable to Borrower, (v) has not been made the subject of any action or, as far as is known to Borrower, been threatened with any action, which would interfere in any way with the right of Borrower to execute the Assignment of Licensing Payment and to perform all of Borrower's obligations contained under the Assignment of Licensing Payment, and (vi) is not in default in the fulfillment, performance or observance of any of the terms, conditions or covenants of the License Agreement Terfenadine Acid Metabolite;

      (b) The Bank shall have the right, power and authority to take any and all actions which Bank deems necessary or appropriate in connection with collecting all or any sums due the Borrower under the License Agreement Terfenadine Acid Metabolite and enforcing the rights of the Borrower thereunder, including, without limitation, bringing, prosecuting, defending or settling legal proceedings against Hoechst Marion Roussel, Inc. (and any successor in interest and/or assignee);

      (c) The Bank shall have the right, power and authority to use and apply any sums received under the Assignment of Licensing Payment, for the payment of amounts due under any of the Loan Documents;

      (d) The Borrower shall have a revocable license to collect and receive and use sums due under the License Agreement Terfenadine Acid Metabolite, however, such license may be revoked by the Bank upon the occurrence of an Event of Default and after applicable notice, grace and cure periods. In addition to any rights the Bank may possess, Bank shall have the right to take possession of all sums Borrower has collected under the License Agreement Terfenadine Acid Metabolite, and thereafter collect amounts due under that agreement and apply the same to any amounts due under any of the Loan Documents. The Bank's right to receive payments under the Assignment of Licensing Payment shall terminate at such time as the Loans and all obligations of the Borrower under the Loan Documents have been satisfied in full.

      Section 5. Covenants. The Borrower hereby covenants and agrees that from and after the date hereof until the repayment in full of all of Borrower's obligations to the Bank under this Loan Agreement, the Loans and the Loan
Documents:

      Section 5.1 Financial Statement Requirement. The Borrower will maintain a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in accordance with GAAP and:

            (a) promptly, and in any event within one hundred fifty (150) days after the close of each fiscal year, furnish to the Bank: (i) a balance sheet presenting the financial condition of the Borrower as of the close of such fiscal year, a statement of income presenting the results of operations of the Borrower for such fiscal year and a statement of cash flows, all in reasonable detail and accompanied by an opinion thereon (which shall not be qualified by reason of any limitation imposed by Borrower) of an independent certified public accountant satisfactory to Bank to the effect that such financial statements have been prepared in accordance with GAAP consistently maintained and applied (except for changes in which such accountants concur) and shall be certified to be true and correct, to the best of his knowledge and belief, by Borrower's chief financial officer, and, (ii) an annual contract-in-progress report;

            (b) promptly, and in any event within sixty (60) days after the close of each fiscal quarter, furnish to the Bank an internally prepared balance sheet and income statement, prepared in accordance with GAAP consistently applied;

            (c) promptly, and in any event within ninety (90) days after the close of each fiscal year, furnish to the Bank a detailed financial plan for the Borrower's operations for the ensuing fiscal year;

            (d) promptly, and in any event within sixty (60) days after the end of each fiscal quarter, deliver to Bank a compliance certificate executed by the Borrower's chief financial officer stating that a review of the activities of Borrower during such fiscal quarter has been made under his supervision and that, to the best of his knowledge and belief, the Borrower has observed, performed and fulfilled each and every obligation and covenant contained herein and is not in default under any of the same status thereof;

      Section 5.2 Fixed Cover Charge Ratio, The Borrower shall test each quarter and maintain a minimum Fixed Cover Charge Ratio of 1.25 to 1.00, based upon the Borrower's financial statements referred to in Section 5.1 above;

      Section 5.3 Leverage Ratio. The Borrower shall test each quarter and maintain a maximum Leverage Ratio of 2.75 to 1.00, based upon the Borrower's financial statements referred to in Section 5.1 above;

      Section 5.4 Current Ratio. The Borrower shall test each quarter and maintain a minimum Current Ratio of 2.00 to 1.00, based upon the Borrower's financial statements referred to in Section 5.1 above;

      Section 5.5 Security Interests. Borrower will not create, incur, or suffer any Security Interest upon any of its assets, now owned or hereafter acquired, securing any Indebtedness, except:

            (a) Security Interests to Bank;

            (b) materialmen's, suppliers', and other like Security Interests arising in the ordinary course of business and securing obligations that are not overdue or are being contested in good faith by appropriate proceedings;

            (c) Security Interests as permitted in the Security Agreement; and

            (d) Security Interests of vendors and sellers to the Borrower on property hereafter acquired, or existing on such property at the time of acquisition thereof and securing indebtedness permitted by subsection 5.6(b) and
(d) of this Agreement, provided that the principal amount of indebtedness secured by each such Security Interest does not exceed the purchase price or of the fair market value of such property, whichever is less, and further provided that any Security Interest permitted by this clause does not extend to any other property of the Borrower.

      Section 5.6 Limitation On Indebtedness. Borrower shall not have any Indebtedness except for:

            (a) Indebtedness incurred under this Agreement;

            (b) Indebtedness incurred, but limited up to but not to exceed Five Hundred Thousand and no/100 Dollars ($500,000.00) in aggregate at any time;

                  (i) in the normal course of business; and

                  (ii) for additional borrowed money;

            (c) Indebtedness existing as of the date hereof with the Albany Local Development Corporation and the New York State Job Development Authority, but not any modification, increase or extension, thereof;

            (d) purchase money Indebtedness to vendors and sellers of property purchased by the Borrower;

            (e) Indebtedness to the Bank; and

            (f) Indebtedness related to the purchase of real property, and any structures thereon, located at 21 Corporate Circle, Albany, New York, provided that the Borrower obtains the Bank's written consent prior to the incurrance of such Indebtedness, which consent shall not be unreasonably withheld.

      Section 5.7 Taxes, etc. All taxes, levies, and assessments of whatever description will be paid before interest and penalties accrue thereon.

      Section 5.8 Reorganizations, Acquisitions, Change of Name. Borrower will not (a) merge or consolidate with or into any corporation, or sell, lease, transfer, or otherwise dispose of all or any substantial part of its assets, whether now owned or hereafter acquired; (b) change its corporate name, or (c) do business under any trade or assumed names. However, nothing herein shall prohibit Borrower form undertaking a public offering of its common stock.

      Section 5.9 Management / Executive Officers. Borrower will at all times retain management and supervisory personnel adequate for the management, supervision and conduct of Borrower's properties, business and operations. Borrower will at all times retain Messrs. Thomas E. D'Ambra and Harold M. Armstrong, Jr. as executive officers, and shall not otherwise change its executive officers without the express written consent of the Bank, however, the Bank acknowledges and agrees that the Borrower can bring in additional executive officers beyond the current management without the consent of the Bank.

      Section 5.10 Leases. Borrower will not create, incur, assume, or suffer to exist any lease obligations other than lease obligations incurred in the ordinary course of business which do not exceed the Indebtedness limitations provided herein.

      Section 5.11 Obligations Of Others. Borrower will not purchase or acquire obligations owed by others.

      Section 5.12 Insurance. Borrower shall maintain insurance in responsible companies in such amounts and against such risks as is satisfactory to Bank, and, in any event, as are ordinarily carried by similar businesses. All such policies insuring property upon which Bank shall have a Security Interest shall provide that the proceeds thereof shall be payable to Borrower and Bank, as their respective interests may appear; and if such property is real estate, such policies shall also list Borrower as mortgagee. Such policies shall also contain provisions that no such insurance may be canceled or decreased without thirty
(30) days' prior written notice to Bank. If Borrower shall acquire additional insurable collateral, Borrower shall cause such insurance coverage to be increased or amended in such manner and to such extent as prudent business judgment would dictate. Upon the occurrence of any Event of Default, Bank shall have the right to settle and compromise any and all claims under any of the policies required to be maintained by Borrower hereunder and Borrower hereby appoints Bank as its attorney-in-fact, with power to demand, receive, and receipt for all monies payable thereunder, to execute in the name of Borrower or Bank or both any proof of loss, notice, draft, or other instruments in connection with such policies or any loss thereunder and generally to do and perform any and all acts as Borrower, but for this appointment, might or could perform.

      Section 5.13 Inspection. Borrower will permit Bank, at any reasonable time and from time to time, to enter Borrower's places of business and inspect and appraise any of Borrower's assets, examine any of Borrower's books and records, make copies or extracts from such books and records, and discuss Borrower's assets and affairs with Borrower and its accountants.

      Section 5.14 Compliance with ERISA. The Borrower will at all times comply with the relevant provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), and will not take any action which may result in or otherwise permit a lien or encumbrance on any of the Borrower's assets as a result of the application of any relevant provisions of ERISA.

      Section 5.15 Use of Proceeds. The Borrower shall not use the proceeds of the Revolver or Term Loan for any purpose or reason whatsoever other than for general corporate purposes and to refinance an existing debt facility with Key Bank in the approximate amount of One Million Six Hundred Thousand and no/100 Dollars ($1,600,000.00).

      Section 5.16 Compensating Balance. The Borrower shall maintain an average of Five Hundred Thousand and no/100 Dollars ($500,000.00) of collected non-interest bearing funds deposited at the Bank at all times during which there remains any outstanding balances under this Loan Agreement and/or the Loans. The average shall be calculated quarterly. If the Borrower shall fail to satisfy the above requirement during any quarter, the Borrower shall pay to the Bank a fee equal to the three (3) month LIBOR Rate, plus one (1%) percent, on the difference between Five Hundred Thousand and no/100 Dollars ($500,000.00) and the average amount of funds so deposited.

      Section 5.17 Sale of Assets. Borrower will not sell, assign, lease, exchange or otherwise dispose of any of its assets used or useful in its business and valued at more than One Hundred Thousand and no/100 Dollars ($100,000.00), except for inventory in the ordinary course of business, without Bank's consent, which consent shall not be unreasonably withheld, conditioned or delayed. However, the Borrower will not sell, assign, lease, exchange or otherwise dispose of its interests in the Allegra Patent, without the consent of the Bank.

      Section 5.18 Further Assurances. Borrower will execute such other and further documents and instruments as Bank may request to implement the provisions of this Agreement and to perfect and protect the Security Interests to Bank contemplated herein.

      Section 6. Events of Default; Remedies.

      Section 6.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason) shall constitute an "Event of Default" hereunder:

            (a) Failure by the Borrower to make any payment to the Bank, within ten (10) days of the date when such payment is initially due (including without limitation any payment of principal, interest, expenses or fees), as required to be made under this Loan Agreement, the Note or any other Loan Document to which it is a party when due;

            (b) Failure by the Borrower to comply with any other term or covenant of this Loan Agreement, the Note, the Security Agreement, or any other agreement with or obligation to the Bank, after the Bank has provided fifteen
(15) days written notice of an Event of Default to the Borrower. However, nothing herein shall require the Bank to provide any advance notice whatsoever to the Borrower if an Event of Default pursuant to subsection (f) herein shall occur;

            (c) Any representation or warranty made by the Borrower shall prove to have been intentionally false or misleading in any material respect when made;

            (d) Any information furnished by the Borrower to the Bank having been intentionally false or misleading in any material respect as of the date furnished;

            (e) Dissolution, winding up, liquidation or becoming a party to any agreement or instrument contemplating any merger, consolidation, liquidation or dissolution, or any sale, lease, sublease or other disposition of any of the Borrower's assets, or issuance of any of the Borrower's securities, or the Borrower enters into any agreement or permits any shareholder of the Borrower to enter into any agreement which would result in a change of control in the Borrower; provided, however, the Borrower may sell inventory or otherwise sell or dispose of its assets in the ordinary course of its business without such sales constituting an Event of Default hereunder;

            (f) Commencement of bankruptcy proceedings or other proceedings of any kind for the relief or collection of debts by or against the Borrower under the Bankruptcy Code or otherwise (including, without limitation, assignments for the benefit of creditors, appointment of trustees, receivers, or custodians for a material part of assets, levies upon or attachments of assets, or filing of judgments not fully insured or bonded or removed within thirty (30) days, and filing of tax liens);

            (g) Default by the Borrower with respect to performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or contract to which it is party or by which the Borrower or any of its assets or properties are bound;

            (h) Condemnation, seizure or appropriation of a material part of the Borrower's assets by a court or governmental authority;

            (i) Judgments in the aggregate exceeding Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) rendered against Borrower;

            (j) The acceleration or call by any other lender of Borrower's debt prior to its stated maturity; or,

            (k) The failure of Borrower to pay any money judgment against it before such judgment becomes final and no longer appealable.

      Section 6.2 Remedies. If any Event of Default shall occur, the Bank may, at its option, (i) terminate any further commitments or obligations it has to the Borrower, (ii) declare all amounts outstanding under the Note, including all interest thereon and accrued fees thereunder and under any of the Loan Documents, immediately due and payable, whereupon all such amounts shall become immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents notwithstanding, and/or (iii) pursue such remedies, including, without limitation, a judgment against the Borrower either before, after, or during the pendency of any proceedings for the enforcement of any security interests, mortgages or guaranties, as are available to the Bank under the terms of this Loan Agreement and/or the other Loan Documents or otherwise provided by law. In the event of realization of any funds from any security or guaranty and application thereof to the payment of the Loans, the Bank shall be entitled to enforce payment of and recover judgment for all amounts remaining due and unpaid upon such Loans. The Bank may proceed to protect and enforce its rights by any other appropriate proceedings, including action for the specific performance of any covenant or agreement contained in this Loan Agreement and/or other agreements with the Bank. Furthermore upon any Event of Default the Borrower shall promptly pay any fees, expenses, and disbursements, including the Bank's reasonable attorneys' fees incurred as a result of such default.

      Section 7. Additional Provisions.

      Section 7.1 Fees and Expenses. The Borrower shall promptly pay any reasonable fees, expenses, and disbursements, including the Bank's reasonable attorneys' fees related to, in connection with collection of the Loans or enforcement of any of the Bank's rights hereunder or under any other Loan Document. This obligation shall survive the payment of the Note by the Borrower. The Bank may apply any payments of any nature received by it first to the payment of obligations notwithstanding any conflicting provision contained in any other agreement with the Borrower.

      Section 7.2 Late Fee. If the entire amount of any required principal and/or interest payment is not paid in full within ten (10) days after the same is due, the Borrower shall pay to the Bank a late fee equal to five percent (5%) of the required payment.

      Section 7.3 Waiver. No course of dealing, delay or failure of the Bank to exercise any right, remedy, power, or privilege hereunder or under any other agreement with the Borrower shall impair the same or be construed to be a waiver of the same or of any Event of Default or an acquiescence therein. No single or partial exercise of any right, remedy, power or privilege shall preclude other or further exercise thereof by the Bank. All rights, remedies, powers and privileges herein conferred upon the Bank shall be deemed cumulative and not exclusive of any others available.

      Section 7.4 Security; Setoff. The Borrower shall grant to the Bank a lien, security interest and right of setoff as security for all liabilities and obligations of the Borrower to the Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of Fleet Financial Group, Inc., or in transit to any one of them. At any time, without demand or notice, the Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Loans. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, IF ANY, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

      Section 7.5 Default Rate. Upon default or after maturity or after judgment has been rendered on any of the notes evidencing the Loans, Borrower's rights to select pricing options shall cease and the unpaid principal of the Loans shall, at the option of the Bank, bear interest at a rate which is four (4.0%) percentage points per annum greater than that which would otherwise be applicable.

      Section 7.6 Business Days. In respect of any date specified in this Note, a day on which commercial banks settle payments in New York or London if the payment obligation is calculated by reference to any (i) LIBOR Rate, or (ii) New York, if the payment obligation is calculated by reference to the Fleet Bank Prime Rate.

      Section 7.7 Amendments. This Loan Agreement is intended to be continuing and shall not be changed, terminated, or amended without the express written agreement of both the Borrower and the Bank.

      Section 7.8 Pledge. The Bank may at any time pledge all or any portion of its rights under the Loan Documents evidencing the Loans, including but not limited to any portion of the notes, to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section
341. No such pledge or enforcement shall release the Bank from its obligations under any of the Loan Documents.

      Section 7.9 Participations. The Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Borrower to grant to one or more banks or other financial institutions (each a "Participant") participating interests in the Bank's obligations to lend hereunder and/or the Loan Documents held by Bank hereunder. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder.

      The Bank may furnish any information concerning any of the Borrower in its possession from time to time to prospective assignees and Participants, provided that Bank shall require any such prospective assignee or Participant to agree in writing to maintain the confidentiality of such information.

      Section 7.10 Replacement. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of any promissory note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such promissory note or other security document, the Borrower will issue, in lieu thereof, a replacement promissory note(s) or other security document in the same principal amount thereof and otherwise of like tenor.

      Section 7.11 Parties in Interest. All the terms and provisions of this Loan Agreement shall inure to the benefit of and be binding upon and be enforceable by the parties to this Loan Agreement and their respective legal representatives, successors and assigns of the parties hereto.

      Section 7.12 Entire Agreement. This Loan Agreement and the other Loan Documents constitute the entire agreement among the parties hereto and thereto as to the subject matter hereof and thereof and supersede any previous agreement, oral or written, as to such subject matter.

      Section 7.13 Notices. Unless otherwise provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by United States mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy or four business days after depositing it in the United States mail, registered or certified, with postage prepaid and properly addressed as follows:


      If to the Bank:      Fleet National Bank
                           Peter D. Kiernan Plaza
                           Albany, New York 12207
                           Attention: James M. Marini, Vice President with a copy by first class U.S. Mail or facsimile to:
                           Honen & Wood, P.C.
                           126 State Street
                           Albany, New York, 12207
                           Attention: James D. Wood, Esq.
                           Facsimile number: (518) 472-1227

      If to the Borrower:  Albany Molecular Research, Inc.,
                           21 Corporate Circle
                           Albany, New York 12203
                           Attention: Harold M. Armstrong, Jr.

                           with a copy by first class U.S. Mail or facsimile to:
                           Segel, Goldman & Mazzotta, P.C.
                           5 Washington Square
                           Washington Avenue Extension
                           Albany, New York 12205
                           Attention: Paul J. Goldman, Esq.
                           Facsimile number: (518) 452-0417

      Section 7.14 Governing Law. This Loan Agreement, together with all of the rights and obligations of the parties hereto, shall be construed, governed and enforced in accordance with the laws of the State of New York. The Borrower consents to jurisdiction and service of process, which may be effected by certified mail, in the courts of the State of New York and in the courts of the United States having jurisdiction thereof.

      Section 7.15 Trial by Jury. THE BORROWER AND THE BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOANS, THE LOAN DOCUMENTATION, THE SECURITY AGREEMENT, OR THE OBLIGATIONS RELATED HERETO OR THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY TO THE FULLEST EXTENT ALLOWED BY LAW. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ENTER INTO THIS AGREEMENT AND MAKE THE LOANS.

      Section 7.16 Interest Computations, All computations of interest under the Loans shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

      Section 7.17 Yield Maintenance Fee. If, at any time the Borrower wishes to prepay a Revolver Portion or the Term Loan and: (i) the interest rate on the balance being prepaid is accruing at the LIBOR Rate, and (ii) Bank in its sole discretion should determine that current market conditions can accommodate such a prepayment, Borrower shall have the right at any time and from time to time to prepay the entire Revolver Portion or Term Loan in whole (but not in part), and Borrower shall pay to Bank a yield maintenance fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the expiration date of the applicable Interest Rate Election Period for the funds being prepaid, shall be subtracted from the "cost of funds" component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining until the expiration of the applicable Interest Rate Election Period.

      Said amount shall be reduced to present value calculated by using the above-referenced United States Treasury security rate and the number of days remaining until the expiration of the applicable Interest Rate Election Period. The resulting amount shall be the yield maintenance fee due to Bank upon prepayment.

      If by reason of an Event of Default Bank elects to declare one or more of the Loans to be immediately due and payable, then any yield maintenance fee with respect to any portion of the Loans accruing at a fixed rate and declared immediately due by the Bank, shall become due and payable in the same manner as though the Borrower had exercised such right of prepayment.

      Any portion of the Revolver or Term Loan, accruing interest at the Floating Rate may be prepaid at any time without payment of a yield maintenance fee.

      Section 7.18 Termination. This Loan Agreement may be terminated only (a) upon written agreement of the Bank, or (b) upon written request of the Borrower at such time as the Loans and all obligations of the Borrower under the Loan Documents have been satisfied in full and the Borrower has no remaining obligations to the Bank of any kind.

      Section 7.19 Severability. Any partial invalidity of the provisions of this Loan Agreement or any notes, agreements, or documents related to the Loan shall not invalidate the remaining portions hereof or thereof.

      Section 7.20 Survival of Provisions. All warranties, representations, covenants and obligations of the Borrower contained in this Loan Agreement shall survive the execution and delivery of this Loan Agreement.

      IN WITNESS WHEREOF, the parties have executed and delivered this Loan Agreement on the date first above written by their duly authorized, respective officers.


FLEET NATIONAL BANK


By: _____________________
Name:  James M. Marini
Title: Vice President

ALBANY MOLECULAR RESEARCH, INC.


By:___________________________
Name:  Harold M. Armstrong, Jr.
Title: Executive Vice President and Chief Financial Officer






                     ACKNOWLEDGEMENTS ON THE FOLLOWING PAGES

                                 ACKNOWLEDGMENTS

STATE OF NEW YORK  )
                   ) ss:
COUNTY OF ALBANY   )

      On the 29th day of June, 1998, before me personally came James M. Marini., to me known, who being by me duly sworn, did depose and say that he is a Vice President of FLEET NATIONAL BANK, the national bank described in the foregoing instrument, and acknowledged that he executed the same by order of the Board of Directors of such bank.


                                         ------------------------------
                                          Notary Public



STATE OF NEW YORK  )
                   )ss:
COUNTY OF ALBANY   )

      On the 29th day of June, 1998, before me personally came Harold M. Armstrong, Jr., to me known, who being by me duly sworn, did depose and say that he is the Executive Vice President and Chief Financial Officer of ALBANY MOLECULAR RESEARCH, INC., the corporation described in the foregoing instrument, and acknowledged that he executed the same by order of the Board of Directors of such corporation.


                                         ----------------------------
                                            Notary Public